Exhibit 10.8

JARDEN CORPORATION

RESTRICTED STOCK AGREEMENT

This AGREEMENT, dated as of the 23rd day of June, 2005 (the “Agreement”), by and between Jarden Corporation, a Delaware corporation (the “Corporation”), and Martin E. Franklin (the “Restricted Stockholder”).

W I T N E S S E T H :

WHEREAS, the Restricted Stockholder is an employee of the Corporation;

WHEREAS, the Restricted Stockholder entered into the Second Amended and Restated Employment Agreement, dated as of January 24, 2005 (the “Employment Agreement”), by and between the Corporation and the Restricted Stockholder, pursuant to which it was contemplated that the Restricted Stockholder would receive a grant of 915,000 shares of restricted stock;

WHEREAS, due to events arising during 2005, the Restricted Stockholder extinguished any entitlement to this potential award and the Board of Directors of the Corporation has determined that it is advisable and in the best interests of the Corporation and its stockholders to approve grants of restricted stock (the “Performance Shares Grants”) for the same number of shares, but which are subject to different provisions for the restrictions to lapse (including, without limitation, different performance criteria) from the vesting provisions for the previously contemplated awards;

WHERAS, the Corporation currently intends to consummate a 3-for-2 stock split (the “Stock Split”) for its shares of common stock of the Corporation, $.01 par value per share (the “Common Stock”) on July 11, 2005 held by its stockholders of record on June 20, 2005; and

WHERAS, the parties hereto desire to enter into this Agreement on the terms hereinafter set forth.

NOW THEREFORE, the parties hereto, in consideration of the promises set forth herein and the payment of $10 by the Corporation to the Restricted Stockholder, and for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, agree as follows:

1. Grant of Restricted Shares. (a) Pursuant to the provisions of the Corporation’s 2003 Stock Incentive Plan, as amended and/or restated (the “Stock Incentive Plan”), effective as of June 23, 2005 (the “Date of Grant”), the Corporation hereby grants to the Restricted Stockholder 915,000 shares of Common Stock (the “Performance Shares”), subject to all of the terms and conditions of this Agreement and the Stock Incentive Plan. All share numbers and dollar values included herein have been determined on a pre-Stock Split basis.

(b)	The obligations of the Corporation under Section 3(c) of the Employment Agreement are extinguished.

(c)	All capitalized terms used herein but not defined shall have the meanings given to such terms in the Stock Incentive Plan.

2. Vesting Period. The restrictions on the Performance Shares shall lapse as follows:

(a) 457,500 shares of the Performance Shares (the “Tranche 1 Shares”) shall no longer be subject to the restrictions set forth herein (i) on the date that the trading price of the Common Stock equals or exceeds fifty six dollars ($56.00) per share on the New York Stock Exchange (or any other national securities exchange on which such Common Stock may then be traded) for ten (10) consecutive trading days (measured on a VWAP basis); provided, however, to the extent the vesting requirements are satisfied prior to November 1, 2005, the restrictions set forth herein shall lapse on November 1, 2005, (ii) on the date of a Change of Control (as defined in the Employment Agreement) of the Corporation, or (iii) if the Board of Directors approves, in its sole discretion, the vesting of the Tranche 1 Shares. The number of shares granted shall be adjusted for changes in the Common Stock as outlined in Section 18.4 of the Stock Incentive Plan and the target share price shall be adjusted for changes in the Common Stock as determined by the Committee in its sole discretion; and

(b) 457,500 shares of the Performance Shares (the “Tranche 2 Shares”) shall no longer be subject to the restrictions set forth herein (i) on the date that the stock price of the Common Stock equals or exceeds sixty four dollars ($64.00) per share on the New York Stock Exchange (or any other national securities exchange on which such Common Stock may then be traded) for ten (10) consecutive trading days (measured on a VWAP basis) prior to the fifth anniversary of the restricted stock grant; provided, however, to the extent the vesting requirements are satisfied prior to November 1, 2005, the restrictions set forth herein shall lapse on November 1, 2005, (ii) on the date of a Change of Control of the Corporation if the stock price of the Common Stock equals or exceeds thirty two dollars ($32.00) per share on the New York Stock Exchange (or any other national securities exchange on which such Common Stock may then be traded) immediately prior to the consummation of the Change of Control of the Corporation, or (iii) if the Board of Directors approves, in its sole discretion, the vesting of the Tranche 2 Shares. In the event the Restricted Stockholder’s termination of employment is deemed to be a Termination for Cause (as defined in the Employment Agreement) or a Termination Not for Good Reason (as defined in the Employment Agreement), the Restricted Stockholder will surrender all of the unvested Tranche 2 Shares issuable pursuant to the terms hereof. The number of shares granted shall be adjusted for changes in the Common Stock as outlined in Section 18.4 of the Stock Incentive Plan and the target share price shall be adjusted for changes in the Common Stock as determined by the Committee in its sole discretion.

3. Non-Transferability. The Performance Shares that remain subject to the restrictions set forth herein may not be sold, transferred, assigned, pledged or otherwise encumbered or disposed of by the Restricted Stockholder until such restrictions shall have lapsed in accordance with the terms hereof or in the event of a transfer, assignment, pledge or other disposal, such event has been approved by the Compensation Committee of the Board of Directors. For clarification purposes, to the extent the restrictions set forth herein lapse with respect to any of the Performance Shares, such unrestricted Performance Shares may be sold, transferred, assigned, pledged or otherwise encumbered or disposed of by the Restricted Stockholder.

4. No Right to Continued Employment. Nothing in this Agreement shall confer upon the Restricted Stockholder any right with respect to continuance of employment by the Corporation, nor shall it interfere in any way with the right of Corporation to terminate the Restricted Stockholder’s employment at any time. This Agreement does not constitute an employment contract. This Agreement does not guarantee employment for the length of time of the vesting period or for any portion thereof.

5. Restricted Stockholder Bound by Plan. The Restricted Stockholder hereby acknowledges receipt of a copy of the Stock Incentive Plan and agrees to be bound by all the terms and provisions thereof. In the event of any conflict between the provisions of this Agreement and the provisions of the Stock Incentive Plan, the provisions of this Agreement shall control. The Restricted Stockholder agrees to accept as binding, conclusive, and final all decisions or interpretations of the Committee upon any questions arising under the Plan.

6. Section 83(b) Election. If the Restricted Stockholder files an election with the Internal Revenue Service to include the Fair Market Value of any Performance Shares in gross income as of the Date of Grant, the Restricted Stockholder agrees to promptly furnish the Corporation with a copy of such election, together with the amount of any federal, state, local or other taxes required to be withheld to enable the Corporation to claim an income tax deduction with respect to such election.

7. Withholding Taxes. The Performance Shares will be subject to any federal, state, or local taxes of any kind required by law at the time the Performance Shares vest and become nonforfeitable. By accepting the Performance Shares, the Restricted Stockholder agrees to promptly satisfy federal, state and local withholding requirements, when and if applicable, for such Performance Shares by making a cash payment to the Corporation equal to the required withholding amount.

8. Notices. Any notice required to be given or delivered to the Corporation under the terms of this Agreement shall be in writing and addressed to the Corporate Secretary of the Corporation at its principal corporate offices at 555 Theodore Fremd Avenue, Suite B-302, Rye, New York 10580. Any notice required to be given or delivered to the Restricted Stockholder shall be in writing and addressed to the Restricted Stockholder at the address set forth on the signature page hereto or to such other address as such party may designate in writing from time to time to the Corporation. All notices shall be deemed to have been given or delivered upon: personal delivery; three (3) days after deposit in the United States mail by certified or registered mail (return receipt requested); one (1) business day after deposit with any return receipt express courier (prepaid); or one (1) business day after transmission by facsimile.

(signature page follows)

IN WITNESS WHEREOF, the Corporation has caused this Agreement to be executed by a duly authorized officer and the Restricted Stockholder has executed this Agreement as of the 23rd day of June, 2005.

JARDEN CORPORATION

By:	/s/ Ian G.H. Ashken
Name:	Ian G.H. Ashken
Title:	Vice Chairman and Chief Financial Officer

RESTRICTED STOCKHOLDER

/s/ Martin E. Franklin
Name:	Martin E. Franklin

Address: